AGREEMENT
                                    ---------


             AGREEMENT made as of the 1st day of January, 2000, by and between Blue Cross & Blue Shield of Rhode Island ("BCBSRI"), a nonprofit hospital and medical service corporation organized under the laws of the State of Rhode Island, with an address at 444 Westminster Street, Providence, Rhode Island 02903, Coordinated Health Partners, Inc. d/b/a Blue CHiP Coordinated Health Partners ("Blue CHiP"), a corporation organized under the laws of the State of Rhode Island, with an address at 15 LaSalle Square, Providence, Rhode Island 02903 (BCBSRI and Blue CHiP collectively "Blue Cross"), and CareAdvantage Health Systems, Inc., a business corporation organized under the laws of the State of Delaware, with an address at 485-C Route 1 South, Iselin, New Jersey 08830-3037 ("CareAdvantage").

                              W I T N E S S E T H:
                               - - - - - - - - - -

             WHEREAS,  BCBSRI  is  a  nonprofit  hospital  and  medical  service
corporation  organized  for  the  purpose,   inter  alia,  of  underwriting  and
administering various hospital and medical service plans; and

             WHEREAS, Blue CHiP is licensed as a health maintenance organization under the laws of the State of Rhode Island;

             WHEREAS, CareAdvantage is a business corporation which provides various health care management services, including without limitation utilization review and medical management services, to third party payors and administrators of health benefit plans; and

             WHEREAS, CareAdvantage has previously provided and desires to continue to provide certain medical management services to Blue Cross, in connection with their existing and new health care plans and Blue Cross desires to enter into an agreement with CareAdvantage for the provision of such services; and

             WHEREAS, the parties hereto desire to set forth the terms and conditions of their agreement for the provision to Blue Cross by CareAdvantage of certain health care management services;

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

    1.       Term and Termination.

             (a) Term. This Agreement shall commence on January 1, 2000, and, unless otherwise terminated as provided herein, shall continue in full force and effect until December 31, 2002. Thereafter, this Agreement shall renew annually for successive one-year terms unless a party shall give one hundred eighty (180) days' advance prior written notice of non-renewal to the other party.

             (b) Termination.

                    (i) This Agreement may be terminated for cause by a party hereto giving written notice to the party whose action or inaction constitutes cause for termination, which cause for termination shall be as follows:


                       (A) Any act of fraud or material misrepresentation pertaining to the subject of this Agreement; or

                       (B) A material breach of this Agreement which is not cured within thirty (30) days following receipt by the breaching party of a notice of deficiency specifying the nature of the breach; or

                       (C)    Loss  or  suspension  of   licenses/certifications
                              necessary to allow performance of the obligations of a party under this Agreement; or

                       (D) Material failure to comply with applicable state and federal rules and regulations pertaining to the subject of this Agreement; or

                       (E) A party hereto shall seek protection, voluntarily or involuntarily, under the federal bankruptcy laws, or bankruptcy, receivership, insolvency, reorganization, liquidation or similar proceedings shall be instituted by or against such party, or such party shall be dissolved, whether voluntarily or involuntarily; or

                       (F) CareAdvantage's failure to attain the "Minimum Performance Standards" (as that term is hereinafter defined) in any contract year commencing on or after January 1, 2001, during the term of this Agreement.

                    Upon termination of this Agreement, each party shall be obligated to pay or perform its obligations hereunder which must necessarily survive such termination to give effect to the meaning


             (ii) This Agreement shall be terminable by either party without cause in accordance with Section 5 of this Agreement or with Section 5 of Attachment III.

    2.       Services and Use of Intellectual Property.

             (a) Generally. During the term of this Agreement, CareAdvantage shall provide to Blue Cross certain care management services as more particularly specified herein and in Attachment I attached hereto and incorporated herein by reference for the purpose of assisting Blue Cross in the proper and effective administration of its health benefit programs (underwritten and administered) and in the reduction of inappropriate claims liability for its underwritten and administered health benefit plans. In addition, as more particularly specified herein and in Attachment II-A attached hereto and incorporated herein by reference, CareAdvantage will permit Blue Cross to use certain of CareAdvantage's intellectual property.

             (b)  Staffing.

                  (i) In fulfilling its responsibilities under this Agreement, CareAdvantage shall provide five medical management physicians on a full-time equivalent basis, each of which shall serve as Associate Medical Director for Blue Cross, and such other physicians (to provide the types of services provided by this Agreement), nurses, experts, and other personnel, which individuals shall be employed by, or under contract to, CareAdvantage, as shall be necessary for CareAdvantage to perform its obligations under this Agreement. The physicians serving as Associate Medical Directors shall be licensed by Rhode Island. CareAdvantage designates Augustine Mannochia, M.D., and Carla Sbardella as co-administrators, at least one of whom shall be on site.

                  (ii) The co-administrators, Associate Medical Directors and other physicians, individuals and/or entities employed by, or under contract to CareAdvantage to provide services under this Agreement shall in all respects be satisfactory to Blue Cross in its reasonable judgment, including in medical education, training, experience, judgment, and ability to effectively work with and relate to Blue Cross employees, physicians under contract with Blue Cross, and others in the medical community. The number, quality and performance of the physicians and other individuals and/or entities employed by, or under contract to, CareAdvantage to perform services hereunder shall be satisfactory to Blue Cross in its reasonable judgment and shall be as required for CareAdvantage to effectively and efficiently deliver such services. In the event CareAdvantage desires to terminate and/or reassign a co-administrator, except as otherwise agreed it shall provide four (4) weeks' advance notice to that effect to Blue Cross advising of the proposed action and the individual proposed as a replacement; prior to CareAdvantage's taking any such action, the parties shall agree on a replacement on-site co-administrator.

                  (iii) During the term of this Agreement, Blue Cross may withdraw its approval of any physician providing supervisory services hereunder if Blue Cross reasonably determines that the supervisor is not providing effective supervision in a manner which is compatible with Blue Cross procedures, whereupon CareAdvantage shall remedy the supervisory problem to the satisfaction of Blue Cross or replace such supervisor with a supervisor approved by Blue Cross, with such action to be taken within ninety (90) days of a written request from Blue Cross

                  (iv) CareAdvantage shall ensure the timely availability of appropriate physicians, nurses and other personnel to provide the services under this Agreement, as well as the reasonable continuity of such physicians, nurses and personnel in order to provide stability to the medical management services being performed and to maximize efficiency and productivity.

                  (v) Any services which CareAdvantage is obligated to perform under this Agreement may, at Blue Cross's discretion and subject to this paragraph, be performed by Blue Cross or a third party under contract to Blue Cross. In the event that CareAdvantage can demonstrate that the performance of any of such services by Blue Cross or by a third party under contract to Blue Cross may negatively affect CareAdvantage's ability to meet the Minimum Performance Standards, at CareAdvantage's request, Blue Cross agrees to negotiate in good faith to remove the affected Blue Cross membership from performance incentive calculations, and any resulting adjustments shall be an adjustment which removes certain defined members from determination of the compliance with the Minimum Performance Standards. Such negotiations must occur prior to Blue Cross or a third party under contract to Blue Cross assuming responsibility for the services, and Blue Cross shall provide appropriate prior notice to CareAdvantage of any such potential delegation.

             (c)     Utilization Review.

                  (i) In the performance of the  utilization  review services to be provided by CareAdvantage pursuant to the terms of this Agreement, CareAdvantage shall be responsible for recommending to Blue Cross what constitutes "medically necessary" treatment and services, "medically indicated" treatment and services, "emergency" treatment and services, "urgent care" and "experimental" and/or "investigational" treatment and services, as such terms are defined by Blue Cross pursuant to its contracts, administrative policies and rules and regulations, and for recommending other medical determinations required to properly perform utilization review and case management functions and the other services, and in order to allow Blue Cross to determine whether benefits are payable under health benefit plans administered or underwritten by Blue Cross, including, but not limited to review of out-of-network services. Notwithstanding anything to the contrary contained in this Section 2(c), it shall be Blue Cross'sdetermination, and not CareAdvantage's determination, as to whether benefits are payable under any Blue Cross underwritten or administered health benefit plans. In making such determination of whether benefits are payable under health benefit plans administered or underwritten by Blue Cross, Blue Cross may rely upon CareAdvantage's determinations of what constitutes "medically necessary" treatment and services, "medically indicated" treatment and services, "emergency" treatment and services, and upon CareAdvantage's determinations on other matters within the scope of its responsibilities to provide services pursuant to and in accordance with the terms of this Agreement.

                  (ii) As a part of the utilization review services to be provided by CareAdvantage pursuant to the terms of this Agreement, CareAdvantage is responsible for conducting a periodic formal program for training, on-going monitoring, and evaluation of the performance of all CareAdvantage staff physicians involved in all levels of the review process. Included as part of the training shall be orientation in the principles and procedures of utilization review, peer review, Utilization Review Accreditation Committee Standards, National Committee for Quality Assurance, and adherence to all Rhode Island and federal requirements regarding utilization review. When a party schedules training for its physicians, it shall advise the other party which may cause its physicians to attend such training.

                  (iii) CareAdvantage shall meet regularly with the management of the Medical Management Division of Blue Cross and appropriate senior management to provide guidance on the use of staff and resources of the Health Benefits Management Department to implement agreed upon utilization management strategies and to provide proposals for CareAdvantage to effect reductions in per member claims liability. The utilization management strategies and proposals made by CareAdvantage must be reasonable and consistent with Blue Cross contracts, policies and procedures.

                  (iv) CareAdvantage acknowledges that all its utilization review decisions shall be based solely upon the appropriateness of the care and/or setting, and that Blue Cross is not rewarding or providing financial; incentives to CareAdvantage or CareAdvantage's physicians for issuing denials.

             (d) Intellectual Property; Data Hosting and Related Services. Commencing January 1, 2001, and continuing through the remaining term of this Agreement, CareAdvantage will provide Blue Cross with (i) the use of the intellectual property described in Attachment II-A in accordance with the terms of that attachment; and (ii) the data hosting, data administration and training services described in Attachment II-B in accordance with the terms of that attachment.

             (e)     Hiring Employees.

                  (i) Except as provided in this Subsection, the parties agree that they shall not, except with the prior written consent of the other, employ or contract with any person employed by the other then or within the preceding twelve months who was directly or indirectly involved in the performance of this Agreement. This restriction against hiring shall remain in effect for the life of this Agreement and one (1) year thereafter.

                  (ii) Notwithstanding Paragraph (i) of this Subsection, Blue Cross may hire physicians employed by CareAdvantage in the event that (A) Blue Cross terminates this Agreement with cause; (B) either party terminates this Agreement without cause in accordance with Section 1(b)(ii); or (C) either party gives notice of non- renewal of this Agreement in accordance with Section 1(a); provided, however, that where either party terminates this Agreement without cause in accordance with Section 1(b)(ii) or where Blue Cross gives notice of non-renewal of this Agreement in accordance with Section 1(a), Blue Cross shall pay CareAdvantage $200,000 for each such physician hired.

             (f) Utilization Review Restrictions. Notwithstanding anything to the contrary contained in this Agreement, Blue Cross does not intend to utilize CareAdvantage to provide first level utilization review services. Rather, Blue Cross intends to contract with individual physicians to provide such services. Accordingly, CareAdvantage shall not provide first level utilization review services hereunder unless and until so directed by Blue Cross in writing, whereupon the parties will adjust the compensation under this Agreement to reflect the termination of the physicians providing first level review under contract to Blue Cross. All physicians performing first level reviews shall enter into an agreement with Blue Cross to perform such first level reviews in the form attached as Attachment IV if required by a government regulatory body of competent jurisdiction.

    3.       Nature of Relationship.

             (a) Independent Contractors. The parties hereto recognize that the relationship established by this Agreement is purely contractual in nature, that such parties are independent contractors, and that this Agreement does not establish a joint venture, partnership, or other arrangement pursuant to which such parties shall share profits or losses or shall be bound to pay or perform the obligations of the other party. Neither party hereto shall be authorized to act as an agent or representative for the other party hereto unless expressly authorized in writing for each such purpose, and then only to the extent so authorized. Neither party hereto may bind the other party in any respect, except as previously authorized in writing signed by such party to be bound, and then only to the extent expressly so authorized, and neither party hereto may hold itself out to or represent to third parties that such party has the power or authority to bind the party hereto, and any such purported representations shall be null and void and of no further force and effect. Neither party hereto may represent to any third party that the subject of this Agreement constitutes a partnership, joint venture, or other risk-sharing arrangement or that any party hereto is liable or responsible for the obligations of the other party hereto. For all purposes hereof, Blue Cross and CareAdvantage shall be deemed to be independent contractors, and neither party hereto shall be responsible for the acts or omissions of the other party.

             (b) No Representations Regarding Health Care Providers. Each party hereto recognizes and acknowledges that it makes no representation regarding, and assumes no responsibility for, the quality of health care services provided by providers under any health benefit plan underwritten or administered by Blue Cross, and that neither party hereto has any control over the kind and quality of health care services provided by providers pursuant to health benefit plans administered or underwritten by Blue Cross.

    4.       Compensation.  Effective  January 1, 2000, Blue  Cross  shall  pay
CareAdvantage   for  its  services  under  this  Agreement  in  accordance  with
Attachment  III,   attached  hereto  and   incorporated   herein  by  reference.


    5. Adjustments to Services and Compensation. The parties acknowledge that the managed care business is continuously changing, and that during the term of this Agreement it may be desired and/or required by changes in applicable law or regulations to reconfigure the services provided by and to adjust the compensation payable to CareAdvantage under this Agreement. The parties agree to negotiate such matters in good faith, provided, however, that in the event they are unable to agree, then notwithstanding any other provision of this Agreement, either party may terminate this Agreement on one hundred eighty (180) days' prior written notice to the other. Notwithstanding the foregoing, if required changes in service under this Agreement can be performed by CareAdvantage employees, independent contractors and agents engaged to provide services under this Agreement (giving effect to the extent and scope of such changed services and the competencies required to perform them), then CareAdvantage shall not seek additional compensation under this Agreement.

    6.       Committees.

             (a) Generally. The parties hereby establish a Medical Action Committee and an Executive Advisory Committee. The Medical Action Committee shall develop an annual utilization management and case management work plan for the following year by December 1 of each year. The Executive Advisory Committee shall review and approve the work plan by December 31 of each year.

             (b) Medical Action Committee. The Medical Action Committee shall coordinate the day-to-day administration of this Agreement and the services provided by CareAdvantage to Blue Cross. The Medical Action Committee shall consist of those members appointed by each party that are necessary and appropriate to administer this Agreement. The Medical Action Committee shall meet as required, but no less frequently than monthly.

             (c) Executive Advisory Committee. The Executive Advisory Committee shall oversee the Medical Advisory Committee. The Executive Advisory Committee shall consist of the four members appointed by Blue Cross and two members appointed by CareAdvantage. The initial Blue Cross Members shall be BCBSRI Vice President, Coordinated Care; BCBSRI Vice President, Contracting; Blue CHiP Chief Financial Officer; and BCBSRI Medical Director. The initial CareAdvantage members shall be its Chief Operating Officer and/or his designee and Carla Sbardella as co-on site administrator. The Executive Advisory Committee shall meet as required, but no less frequently than quarterly.

    7.       Warranties and Representations.

             (a) By CareAdvantage. CareAdvantage warrants and represents to Blue Cross as follows, such warranties and representations to be true as of the date hereof and during the term of this Agreement and any extension thereof:


                  (i) CareAdvantage is duly organized, validly existing, and in good standing under the laws of its state of organization and incorporation, and is qualified to do business in all states where such business qualification is required, including without limitation, Rhode Island;

                  (ii) CareAdvantage is duly licensed as a utilization review agent in the State of Rhode Island, such Rhode Island license is valid, in full force and effect, and has not been suspended or revoked, and CareAdvantage is not the subject of any pending disciplinary or administrative proceedings pertaining to such license not disclosed to Blue Cross, and to its knowledge, CareAdvantage has otherwise taken all action to comply with all applicable laws, rules and regulations pertaining to acting as a utilization review agent in Rhode Island;

                  (iii) CareAdvantage is in compliance with all applicable federal, state and local laws, rules and regulations required or necessary in order to allow CareAdvantage to perform its obligations pursuant to this Agreement.

                  (iv) CareAdvantage does not now have any material lawsuits, administrative actions, claims, grievances, or other legal actions pending against it which, if adversely determined, would materially impair its ability to perform its obligations under this Agreement;

                  (v) There are no actions, pending or threatened, against CareAdvantage, and there are no conditions which are threatened or, to its knowledge, exist, including actions by regulatory authorities, relating to the obligations of CareAdvantage set forth in this Agreement, which, if they came to pass or continue would result in CareAdvantage being in default hereunder or would materially impair CareAdvantage's ability to perform its obligations under this Agreement; and

                  (vi) CareAdvantage is adequately capitalized and has the financial and personnel resources to perform its obligations under this Agreement, and all of its employees or parties with whom it contracts who will provide services under the terms of this Agreement are or shall be duly qualified, licensed where required, and otherwise competent and able to effectively perform the services and responsibilities of CareAdvantage as required under this Agreement.

             (b) By Blue Cross. BCBSRI and Blue CHiP warrant and represent to CareAdvantage jointly, except where the context otherwise indicates in which case BCBSRI and Blue CHiP warrant and represent to CareAdvantage severally, that the following are true as of the date hereof and during the term of this Agreement and any extension thereof:

                  (i) Blue Cross is duly organized, validly existing, and in good standing under the laws of its state of organization and incorporation, and is qualified to do business in all states where such business qualification is required, including without limitation, Rhode Island;

                  (ii) BCBSRI is duly licensed as a nonprofit hospital and medical service corporation and a dental utilization review agent in the State of Rhode Island, and Blue CHiP is duly licensed as a health maintenance organization and a medical and surgical utilization review agent (but not a mental health and substance abuse utilization review agent) in the State of Rhode Island all such licenses are valid, in full force and effect, and have not been suspended or revoked, and Blue Cross is not the subject of any pending disciplinary or administrative proceeding pertaining to such licenses not disclosed to CareAdvantage, and to its knowledge, Blue Cross has otherwise taken all action to comply with all applicable laws, rules and regulations pertaining to acting as a nonprofit hospital and medical service corporation and a utilization review agent in Rhode Island;

                  (iii) Blue Cross is in compliance with all applicable federal, state and local laws, rules and regulations required or necessary in order to allow Blue Cross to perform its obligations pursuant to this Agreement;

                  (iv) Blue Cross does not now have any material lawsuits, administrative actions, claims, grievances, or other legal actions pending against it which, if adversely determined, would materially impair its ability to perform its obligations under this Agreement;

                  (v) There are no actions, pending or threatened, against Blue Cross, and there are no conditions which are threatened or, to its knowledge, exist, including actions by regulatory authorities, relating to the obligations of Blue Cross set forth in this Agreement, which, if they came to pass or continue would result in Blue Cross being in default hereunder or would materially impair Blue Cross's ability to perform its obligations under this Agreement; and

                  (vi)  Blue  Cross  is  adequately   capitalized  and  has  the
                  financial and personnel resources to perform its obligations under this Agreement.

    8.       Insurance.

             (a) Each party hereto shall obtain and maintain throughout the term of this Agreement appropriate policies of insurance, as shall protect the named insured and the other party hereto from claims of bodily injury, death or property damage that may arise from any activities of either party hereto, or their respective agents, servants or employees associated with this Agreement. Such policies shall provide coverage for worker's compensation, comprehensive general liability, vehicular and all-risk property insurance, and "errors and omissions" liability insurance, and in the case of CareAdvantage only, professional liability (i.e., malpractice) insurance, all such insurance having such limits and deductibles, and upon such terms and conditions, as are common and customary for comparable contracts, and all such coverage and such carriers providing coverage to be mutually acceptable to the parties. A duplicate original of each policy and certificate of renewal of each policy required under this Section 8 shall be given to the party upon request. Each of the policies of insurance shall include provisions naming the other party as one of the insureds and shall deny to the insured rights of subrogation against the other party (provided such provisions are reasonably obtainable without invalidating the insurance so provided or disproportionately increasing the premiums therefore); provided, however, that in no event shall one party be required to maintain an insurance policy with a waiver of subrogation provision if the other party is not able to procure such waiver of subrogation provision in its insurance policy of the same type. The parties hereto each shall exercise good faith, and diligent efforts, to ensure that such parties' policies of insurance as required hereunder shall contain the aforesaid waiver of subrogation provisions.

             (b) The policies of insurance required to be maintained by the parties under this Agreement shall be noncancelable and nonamendable unless notice in writing is given to the other party not less than ten (10) days prior to the effective date of any cancellation or amendment (but such notice shall not limit the continuing obligations to maintain insurance pursuant to this Agreement). If any such policy of insurance is a claims made policy and not an occurrence policy, either appropriate claims made or tail insurance shall be maintained in full force for that period of time, after termination of this Agreement, required under applicable law to continue to provide insurance protection to both parties pursuant to this Agreement, with respect to occurrences prior to the termination of this Agreement.

    9.       Indemnification.

             (a) By CareAdvantage. CareAdvantage hereby indemnifies, exonerates and holds harmless Blue Cross from and against any claim, loss, cost, damage, expense or other liability arising out of the performance by CareAdvantage of services under this Agreement, excepting only liability attributable to the willful misconduct or the willful, wanton or reckless failure by Blue Cross, its agents, servants, employees or independent contractors engaged by Blue Cross (but not CareAdvantage) to perform their respective obligations under this Agreement or Blue Cross's negligence or the negligence of Blue Cross's agents, servants, employees or independent contractors engaged by Blue Cross (but not CareAdvantage); provided, however, that if such negligence is attributable in part to CareAdvantage or its agents, servants, employees, or independent contractors engaged by CareAdvantage and in part to Blue Cross or its agents, servants, employees or independent contractors engaged by Blue Cross (but not CareAdvantage), Blue Cross shall be entitled to indemnification by CareAdvantage under this Section 9. If the attribution of negligence on a comparative basis is not made by a court of competent jurisdiction for any reason, including without limitation, because such claim is settled by the parties involved, then the determination of respective fault, if any, shall be made by an arbitrator mutually acceptable to Blue Cross and CareAdvantage. This indemnity agreement shall include indemnity against all costs, expenses and liabilities incurred in and in connection with any such claim or liability, and proceedings brought thereunder, and the reasonable cost of the defense thereof with legal counsel reasonably acceptable to Blue Cross. Notwithstanding anything herein to the contrary, this Section 9 is not intended to obligate CareAdvantage to compensate Blue Cross for claims for medical services that Blue Cross is contractually obligated to pay.

             (b)     By Blue Cross.

                    (i) Blue Cross hereby indemnifies, exonerates and holds harmless CareAdvantage from and against any claim, loss, cost, damage, expense or other liability arising out of an act (or a failure to act) by Blue Cross contemplated by or arising under this Agreement, excepting only liability attributable to the willful misconduct or the willful, wanton or reckless failure by CareAdvantage, its agents, servants, employees or independent contractors engaged by CareAdvantage (but not Blue Cross) to perform their respective obligations under this Agreement or CareAdvantage's negligence or the negligence of CareAdvantage's agents, servants, employees or independent contractors engaged by CareAdvantage (but not Blue Cross); provided, however, that if such negligence is attributable in part to Blue Cross or its agents, servants, employees, or independent contractors engaged by Blue Cross (but not CareAdvantage) and in part to CareAdvantage or its agents, servants, employees or independent contractors engaged by CareAdvantage, CareAdvantage shall be entitled to indemnification by Blue Cross under this Section 9. If the attribution of negligence on a comparative basis is not made by a court of competent jurisdiction for any reason, including without limitation, because such claim is settled by the parties involved, then the determination of respective fault, if any, shall be made by an arbitrator mutually acceptable to CareAdvantage and Blue Cross. This indemnity agreement shall include indemnity against all costs, expenses and liabilities incurred in and in connection with any such claim or liability, and proceedings brought thereunder, and the reasonable cost of the defense thereof with legal counsel reasonably acceptable to CareAdvantage.

                    (ii) Unless such claim or liability results from the willful misconduct of or the willful, wanton or reckless failure by Blue Cross or its agents, servants, employees or independent contractors engaged by Blue Cross (and not by CareAdvantage) to perform their respective obligations under this Agreement (in which case no such maximum or aggregate amount shall obtain) this indemnity agreement shall in each instance be limited by and shall not exceed the aggregate amount equal to the amount of the proceeds of insurance available to satisfy the obligations of Blue Cross under this indemnity agreement.

             (c) No Lost Profits or Punitive Damages. In no event shall either party hereunder be liable to the other for lost profits or punitive damages on account of a default under this Agreement or otherwise; provided, however, that the scope of the indemnification provided by each party hereto may require the indemnitor hereunder to compensate the indemnitee hereunder for damages which include punitive damages or lost profits awarded to or incurred by a third party.

             (d) Procedure. An indemnitee entitled to indemnification under this
Section 9 shall give notice to the indemnitor of a claim or other circumstances likely to give rise to a request for indemnification promptly after the indemnitee becomes aware of the same. An indemnitor shall be afforded the opportunity to undertake the defense of and to settle by compromise or otherwise any claim for which indemnification is available under this Section 9, with legal counsel approved by the indemnitee (which approval shall not be unreasonably withheld or delayed). If an indemnitor so assumes the defense of any claim, the indemnitee may participate in such defense with legal counsel of the indemnitee's selection and at the expense of the indemnitee. If the indemnitor, prior to the expiration of twenty (20) days after receipt of notice of a claim by the indemnitee under this Section 9, has not assumed the defense thereof, the indemnitee may thereupon undertake the defense thereof on behalf of, and at the risk and expense of, the indemnitor, with all reasonable costs and expenses of such defense to be paid by the indemnitor. No compromise or settlement of any such claim shall be made without the prior consent in writing of the indemnitee.

    10. Notice of Certain New Business. During the term of this Agreement, CareAdvantage shall provide Blue Cross with prior notice, in the manner hereinafter provided, before CareAdvantage provides any consulting services for the benefit of any entity engaged in the health care industry (a "Health Care Entity"). In the event that such Health Care Entity engages or conducts, directly or indirectly, business in the State of Rhode Island (a "Competitor Entity"), CareAdvantage shall provide Blue Cross with one hundred (100) days' prior written notice prior to providing services to such Competitor Entity. In the event that such entity is not a Competitor Entity, CareAdvantage shall provide Blue Cross with fifteen
(15) business days' prior written notice prior to providing services to such entity. It is the intention of Blue Cross not to continue in a business relationship with CareAdvantage in the event CareAdvantage provides services to a Competitor Entity. Accordingly, within ten (10) business days after the receipt of either of the aforesaid notices, Blue Cross shall notify CareAdvantage whether it considers such Health Care Entity to be a Competitor Entity, whether or not designated a Competitor Entity by CareAdvantage, and in the event Blue Cross determines such Health Care Entity to be a Competitor Entity, whether or not Blue Cross intends to terminate this Agreement on ninety
(90) days' prior written notice, as allowed under Section 1(b) hereof. In no event shall CareAdvantage be required to give notice to Blue Cross in the event it intends to provide services to a licensee of the Blue Cross Blue Shield Association; provided, however, that CareAdvantage shall be required to give notice in the manner required for a Competitor Entity in the event that such Health Care Entity is a subsidiary or affiliate of such licensee of the Blue Cross Blue Shield Association, and such subsidiary or affiliate conducts or engages in business, directly or indirectly, in the States of Rhode Island or Massachusetts.

    11.      Confidentiality.

             (a) Nondisclosure Agreement. Blue Cross and CareAdvantage have executed a Nondisclosure Agreement governing the handling of "Proprietary Information" between the parties, as such term is defined in the Nondisclosure Agreement. The Nondisclosure Agreement between the parties, a copy of which is attached hereto as Attachment V and incorporated herein by reference, shall continue to govern the obligations of the parties with regard to Proprietary Information.

             (b) Nondisclosure Agreements with Vendors. Should Blue Cross enter into a contract with a vendor other than CareAdvantage to manage a discrete segment of its business that is not managed by CareAdvantage, then CareAdvantage will enter into a confidentiality agreement with that vendor similar to the confidentiality agreement Blue Cross has with the vendor.

             (c) Nondisclosure of Certain Data and Materials. Data and material provided by Blue Cross to CareAdvantage may not be resold by CareAdvantage to third parties, either individually or in the aggregate, including without limitation in such a manner that the data would be "blind" (i.e., not identified to Blue Cross, to Blue Cross members or to specifically identified members).

    12. Third-Party Beneficiaries. No individuals or entities are intended by the parties hereto to be third-party beneficiaries to this Agreement, and this Agreement shall not be construed or interpreted to confer rights or benefits on any third-party and shall not be enforceable by any entity not a party to this Agreement.

    13. Further Contracts. The decision by Blue Cross to enter into this Agreement with CareAdvantage shall not be construed or interpreted by CareAdvantage as the intention of Blue Cross to enter into any other contract with CareAdvantage for any other services, during the term or following the termination of this Agreement, and the parties hereto expressly acknowledge that Blue Cross has no obligation to enter into any further contract or agreement with CareAdvantage for the provision of any services, either during the term or following the termination of this Agreement. CareAdvantage is not authorized to make representation to, and shall not make representation to, any third party that Blue Cross has any obligation to enter into any other contract with CareAdvantage either during the term or following the termination of this Agreement.

    14.      Rights to Proprietary Data.

             (a) M&R Guidelines. The parties hereto acknowledge that Blue Cross has entered into a license agreement with Milliman & Robertson, Inc. ("M&R") pursuant to which Blue Cross has licensed from M&R certain Health Care Management Guidelines for use by medical personnel in managing health care delivery systems (the "M&R Guidelines"). The parties further acknowledge that CareAdvantage has provided certain services to Blue Cross with regard to modification of the M&R Guidelines, including meeting with physicians and proposing and drafting modifications to the M&R Guidelines. CareAdvantage hereby agrees that it has no right, title, or interest in the M&R Guidelines, and that the M&R Guidelines are the property of Blue Cross, subject to the rights of M&R under the license agreement between Blue Cross and M&R for the M&R Guidelines, and CareAdvantage hereby forever remises, releases, and relinquishes any interest, right, claim, or title in the M&R Guidelines, in any form whatsoever, including as such M&R Guidelines may have been modified with the assistance of CareAdvantage. Notwithstanding anything to the contrary contained in this Section 14, this Agreement shall not limit CareAdvantage from entering into any separate licensing agreement with M & R or with any other licensor of health care delivery products, nor shall it prevent CareAdvantage from making any modification to any such separately licensed product, whether with M & R or with any other licensor of health care delivery products.

             (b) Blue Cross Property.  CareAdvantage further hereby acknowledges and agrees that it has, and shall have, no right, title or interest in any other manuals, instructions, treatment protocols, critical path guidelines, materials, guidelines, studies, analysis, case management programs, processes, procedures, modifications, operating codes, methods of access, or access codes, owned by Blue Cross and/or its subscribers or providers, or produced or developed by CareAdvantage in Rhode Island or by CareAdvantage employees, agents or contractors while engaged to provide services in Rhode Island for the benefit of Blue Cross and provided for the use or benefit of Blue Cross and/or its subscribers or providers as part of the services provided by CareAdvantage, or as part of any other services provided by CareAdvantage under this Agreement (collectively, the "Work Product"), and that all such Work Product shall be the property of Blue Cross. CareAdvantage shall have no right, title or interest in such Work Product, unless (i) CareAdvantage has rights to such Work Product pursuant to a valid, previously-existing patent, trademark, copyright, or license, and then only to the extent of such patent, trademark, copyright, or license, (ii) CareAdvantage shall have notified Blue Cross in writing prior to the creation of such Work Product setting forth in detail the existence of such patent, trademark, copyright, or license, and the proposed use of such patented, trademarked, copyrighted or licensed material (hereafter referred to as "CareAdvantage Protected Material") in any such Work Product, and (iii) Blue Cross and CareAdvantage shall have agreed in writing in advance as to the respective rights of Blue Cross and CareAdvantage to any Work Product which would or could contain any such CareAdvantage Protected Material. Notwithstanding anything to the contrary contained in this Section 14(b), "Work Product" shall not be deemed to include (i) information (regardless of the medium in which maintained), which is or becomes generally available to the public, other than as a result of the disclosure thereof by CareAdvantage, its agents or representatives, or (ii) information in any medium which is made available to CareAdvantage on a non-confidential basis by a third party not bound by a confidentiality agreement with or under an obligation of confidentiality to Blue Cross.

    15. Interpretation and Amendments. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior representations and understanding, whether oral or written. Any changes, amendments, or alterations hereto shall not be effective unless agreed upon in writing signed by authorized representatives of the parties hereto.

    16. Notices. Any notices required to be given under this Agreement shall be by certified mail, return receipt requested. Notice shall be directed to the parties at the addresses listed below, or such other addresses as the party may designate by written notice.

             If to Blue Cross:    Blue Cross & Blue Shield
                                    of Rhode Island
                                  444 Westminster Street
                                  Providence, RI 02903
                                  Attention: Richard P. Farias,
                                  Vice President, Coordinated Care

             With a copy to:      Judith A. Sullivan, Esq.
                                  General Counsel
                                  Blue Cross & Blue Shield
                                    of Rhode Island
                                  444 Westminster Street
                                  Providence, RI 02903

                     and          John M. Boehnert, Esq.
                                  Partridge, Snow & Hahn
                                  180 South Main Street
                                  Providence, RI 02903

             If to CareAdvantage: Daniel J. Potterton
                                  Chief Operating Officer
                                  CareAdvantage Health Systems, Inc.
                                  485-C Route 1 South
                                  Iselin, NJ 08830-3037

             With a copy to:      Dennis Mouras
                                  Chief Executive Officer
                                  CareAdvantage, Inc.
                                  485-C Route 1 South
                                  Iselin, NJ 08830-3037

                     and          George Neidich, Esq.
                                  9301 Morison Lane
                                  Great Falls, Virginia 22066


    17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (if permitted), and this Agreement shall not be assigned, except by prior written agreement of the other party hereto, which agreement may be withheld in such party's absolute and sole discretion. Any purported assignment in violation of this Section 17 shall be null and void and of no further force and effect.

    18. Waiver. A waiver of any breach of this Agreement by any party hereto shall not be construed to be a continuing wavier for a similar breach.

    19. Severability. In the event that any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or in too large a geographic area, such provision shall be interpreted to extend only after the maximum period of time, range of activities or geographic areas to which it may be enforceable.

    20. Governing Law. This Agreement has been negotiated, entered and delivered in Rhode Island, is intended to be performed primarily in Rhode
Island, and this Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Rhode Island. CareAdvantage hereby irrevocably consents to the jurisdiction of the state and federal courts in the State of Rhode Island for the adjudication of all rights and remedies pursuant to the terms of this Agreement.

    21.      Compliance with Laws.

             (a) Generally. In fulfilling its obligations under this Agreement, CareAdvantage shall comply with all applicable laws, rules and regulations (including, without limitation, applicable regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA")).

             (b) Security and Privacy. During the term of this Agreement, Blue Cross shall have the right to engage a qualified third party data security company to perform an audit on CareAdvantage's electronic data security and privacy practices, such audit to be conducted at Blue Cross's sole cost an expense upon reasonable prior notice to CareAdvantage and at a time and in a manner reasonable under the circumstances. In the event the auditor concludes that CareAdvantage is not complying with applicable federal or state laws, rules or regulations regarding electronic data security and privacy practices, Blue Cross shall give notice to CareAdvantage specifying the particulars of such non-compliance. Thereafter, CareAdvantage shall remedy such non-compliance as soon as reasonably necessary to protect the status of confidential information.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their representatives thereunto duly authorized on the day and date first above written.

                                   Blue Cross & Blue Shield
                                     of Rhode Island


                                   By: /s/ Richard Farias
                                      ------------------------------------------


                                   CareAdvantage Health Systems, Inc.


                                   By: /s/ Daniel Potterton
                                      ------------------------------------------

                                                                    ATTACHMENT I

                            CARE MANAGEMENT SERVICES

The care management services to be provided commencing January 1, 2000, shall include the following:

    A.       Health Care Management Services

             1. CareAdvantage will provide physician and administrative support to review and assist in the development of Blue Cross medical policies, interpret benefits, assist with general provider relations, assist with Blue Cross quality management, and assist with other general Blue Cross business.

             2. CareAdvantage will provide physician and administrative support to develop, delineate the use of, credential and provide quality control for different levels of care.

             3. CareAdvantage will provide physician and administrative support (but not nursing support) to accomplish preauthorization, concurrent review, retrospective review, and case management of medical and surgical admissions and inpatient days and outpatient care management (ambulatory surgery, individual admissions, and durable medical equipment) within Blue Cross's service area.

             4. CareAdvantage will analyze out of state utilization and develop, along with Blue Cross, strategies for enhanced utilization management of these cases. Blue Cross will support CareAdvantage data requirements for analysis and implementation of initiatives.

             5. CareAdvantage will continue to develop, in conjunction with Blue Cross Specialty Advisory Committees, new admission and length of stay guidelines, revise previously established guidelines as necessary and assist in the development of specific treatment guidelines (e.g., for community acquired pneumonia) as indicated by ongoing data analysis and the implementation of new disease management programs. CareAdvantage shall provide support and medical expertise to the Blue Cross provider relations department  so  as  to  enable  that  department  to ensure that admission and length of stay guidelines are appropriately reviewed by community physicians. CareAdvantage shall ensure Associate Medical Director representation at each Special Advisory Committee meeting.

             6. CareAdvantage will conduct periodic audits of specific services provided by Medical Management Operations and, collaboratively with the department, develop a work plan to enhance the effectiveness of these services such as general utilization management and case management for catastrophic and high risk patients.

             7. CareAdvantage will conduct continuing in-service programs for Blue Cross personnel regarding issues concerning utilization and case management including treatment of specific diseases, use of levels of care and as requested by the client in conjunction with the institution of new programs. CareAdvantage will also participate with Blue
                     Cross in dissemination of new information to hospitals regarding these issues.

             8. CareAdvantage will assist Blue Cross in the development of innovative approaches for physician education regarding new programs and data feedback to physicians. CareAdvantage shall meet with community physicians to solicit their input and CareAdvantage shall conduct training and educational programs for individual physicians as well as Blue Cross's IPA, PSA and PHO partners.

             9. CareAdvantage will provide the necessary physician and administrative support to assist Blue Cross in contracting and medically managing cases at out of state facilities designated as Centers of Excellence.

             10. CareAdvantage will provide the necessary physician and administrative support to identify and implement "infrastructure" changes at inpatient facilities (i.e., hospitals, rehab, and SNF).

             11.     CareAdvantage  will  develop   strategies  to  manage  care
                     delivered in patients' homes (including home health care and infusion therapy) and skilled nursing facilities.

    B.       Case and Disease Management

             1. CareAdvantage will analyze the need for Disease Management Programs for specific diseases (populations) including but not limited to cardiology, oncology, asthma, diabetes, peptic ulcer disease, gastroesophageal reflux and high risk pregnancies.

             2. CareAdvantage will assist and support ongoing general and specific Blue Cross data analyses and assist in the development of new approaches to data evaluation for disease/care management.

    C.       Other Initiatives

             1. CareAdvantage will assist Blue Cross, based on data analysis including incidence rates, specific inpatient and outpatient surgical procedures and develop appropriateness criteria for these procedures and tests based on indications and levels of care. Initial focus will be in the specialties of gynecology, general surgery, gastroenterology and orthopedic surgery.

             2. CareAdvantage will assist Blue Cross in identifying and developing programs to reduce medical costs across medical specialties.

             3. CareAdvantage will assist Blue Cross in identifying under and over utilization by specific providers and in providing provider education as appropriate.

    D.       Provider Reimbursement

             1. CareAdvantage will assist and support Blue Cross in the development of physician incentive and sharing programs including analysis to establish specific targets, implementation, and ongoing monitoring of outcomes.

             2. CareAdvantage will assist Blue Cross in the designing and implementing of a program to include community physicians in the medical cost management process.

                                                                 ATTACHMENT II-A


                              INTELLECTUAL PROPERTY


1. License. In accordance with the terms and conditions of this Attachment, CareAdvantage grants to Blue Cross effective as of January 1, 2001, the non-exclusive license to use the following intellectual property only at Blue Cross's offices in the State of Rhode Island, and only in connection with its business of providing health care and managed care coverage ("License"):

                  RightPath(TM);
                  Case Management Screening; and
                  Health Status Measures.

Such properties shall collectively be referred to as "Intellectual Property"; to the extent such Intellectual Property consists of computer software (i.e., RightPath(TM)), it shall be referred to as "Software"; to the extent that documentation accompanies the Software, it shall be referred to as "Documentation"; updates and/or improvements to the Software and/or other Intellectual Property shall be referred to as "Updates"; and Intellectual Property (including Software and Updates) and Documentation and any copies or modifications thereto are referred to as the "Licensed Products."

All rights to and in the Licensed Products, including, but not limited to, copyrights and trade secret rights, belong to CareAdvantage or its licensors and CareAdvantage or its licensors holds title to each copy of the Licensed Products. Blue Cross shall not transfer or distribute the Licensed Products to others, and the license granted hereunder shall automatically terminate in the event of such a transfer or distribution. Blue Cross shall not copy or modify the Licensed Products, except that Blue Cross may copy the Licensed Products for authorized use and for backup so long as all copyright and other notices are reproduced and included on such copies.

2. Term of License; Termination. Except as provided herein, the License shall terminate upon termination of the Agreement. Upon termination of the Agreement for any reason other than Blue Cross's non-payment of compensation due to CareAdvantage, Blue Cross may extend the duration of the License for sixty (60) users in perpetuity by paying CareAdvantage the sum of $250,000 on or before the date of termination of the Agreement and the additional sum of $250,000 on each anniversary of the date of termination; provided, however, that Blue Cross may extend the License for any year for more than sixty (60) users by paying CareAdvantage an additional four thousand ($4,000) dollars for such year for each user in excess of sixty. Notwithstanding the foregoing, CareAdvantage may terminate the License (without terminating the Agreement if it remains in force) in the event Blue Cross breaches any of the terms and conditions contained in this Attachment (including, but not limited to, Blue Cross's failure to pay the annual $250,000 License fee for extension), upon which termination Blue Cross shall return all copies of the Licensed Products (including the source code if such source code has been delivered to Blue Cross in accordance with Section 9 of this Attachment) to CareAdvantage. Upon termination of this License for any reason, Blue Cross shall return all copies of the Licensed Products (including the source code if such source code has been delivered to Blue Cross in accordance with Section 9 of this Attachment) to CareAdvantage; provided, however, that prior to doing so Blue Cross may extract from the Licensed Products any Blue Cross data. All provisions of this Attachment II-A relating to disclaimers of warranties, limitation of liability, remedies, or damages, and CareAdvantage's proprietary rights shall survive termination of the License and/or the Agreement.

CareAdvantage agrees that if during the term of this License it licenses commercially the Licensed Products to a third- party for fees less than those specified in this Section, such reduced fees shall apply in lieu of those specified in this Section. The foregoing sentence shall not apply to licenses made in conjunction with the provision of professional services or to licenses for more than 60 users.

3.       Maintenance and Updates.

Without additional charge during the term of the Agreement, and in the event the Agreement has terminated and Blue Cross has elected to extend the License in accordance with Section 2 of this Attachment, without additional charge during the term of such License extension, CareAdvantage shall use its best efforts to correct any reproducible errors in the Licensed Products reported by Blue Cross.

CareAdvantage shall provide Blue Cross with copies of all Updates to the extent that they become available for commercial use without additional charge during the term of the Agreement, and in the event the Agreement has terminated and Blue Cross has elected to extend the License in accordance with Section 2 of this Attachment, during the term of such License extension.

4. Object Code. Except as provided by Section 9, the Software is delivered in object code only. Blue Cross shall not reverse compile or otherwise reverse engineer the Software.

5. Warranty of Ownership. CareAdvantage warrants that it is the owner or authorized distributor of the Licensed Products and that it has full power, authority and right to license the Licensed Products in the manner set forth in this Agreement without violating the rights of any third party, and there are no actual or threatened suits by any third party asserting a violation of such rights.

CareAdvantage agrees to indemnify and hold harmless Blue Cross and its directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards (including legal fees) arising out of or related to any claim that Blue Cross's use or possession of the Licensed Products infringes or violates the copyright, trade secret or other proprietary right of any third party. CareAdvantage shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that the Blue Cross gives CareAdvantage prompt notice of any such claim. Blue Cross shall have the right to participate in the defense of any such suit or proceeding through counsel of its own choosing at its sole expense.

If a third party claim causes Blue Cross's quiet enjoyment and use of the Licensed Products to be seriously endangered or disrupted, CareAdvantage shall
(a) replace the Licensed Products, without additional charge, by a compatible, functionally equivalent and non-infringing product; (b) modify the Licensed Products to avoid the infringement; or (c) if none of the foregoing alternatives is possible after the exercise of CareAdvantage's best efforts, CareAdvantage shall return a pro rata portion of any fee paid to CareAdvantage pursuant to
Section 2 of this Attachment II-A.

Notwithstanding the foregoing, CareAdvantage shall not be obligated to indemnify Blue Cross, and will not be liable, with respect to any claims resulting from modifications, enhancements or improvements to the Licensed Products made by Blue Cross or use of the Licensed Products in combination with any other software or products where the infringement would not have occurred but for such combination.

6. Limited Warranty. CareAdvantage does not warrant that the functions contained in the Licensed Products will meet Blue Cross's requirements or that the operation of the Software will be uninterrupted or error-free. CareAdvantage does warrant that the media on which the Software is furnished will be free from defects in materials and workmanship under normal use for a period of thirty
(30) days from the date of delivery ("Warranty Period"). Blue Cross's exclusive remedy under this limited warranty is the replacement of any defective physical media on which the Software is furnished, as provided below. To receive a replacement for defective media under this limited warranty, return the defective media to CareAdvantage during the Warranty Period.

EXCEPT AS PROVIDED ABOVE, THE LICENSED PRODUCTS IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE LICENSED PRODUCTS IS WITH BLUE CROSS.

7. Limitation of Liability. CAREADVANTAGE'S SOLE OBLIGATION OR LIABILITY UNDER THIS AGREEMENT IS THE REPLACEMENT OF DEFECTIVE MEDIA ACCORDING TO THE LIMITED WARRANTY ABOVE. IN ANY STATE WHERE THE FOREGOING LIMITATION OF LIABILITY IS UNENFORCEABLE, CAREADVANTAGE'S SOLE OBLIGATION OR LIABILITY UNDER THIS AGREEMENT SHALL BE PAYMENT OF $100. IN NO EVENT WILL CAREADVANTAGE BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF DATA, OR LOSS OF PROFITS OR LOST SAVINGS, ARISING OUT OF USE OF OR INABILITY TO USE THE SOFTWARE OR DOCUMENTATION, EVEN IF CAREADVANTAGE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY. IN NO EVENT SHALL CAREADVANTAGE BE LIABLE FOR ANY DAMAGES.

8. General. Any attempt by Blue Cross to sublicense, assign or transfer any of the rights, duties or obligations with respect to the Intellectual Property is void.

9. Source Code. The parties agree to select a mutually satisfactory commercial escrow agent to which CareAdvantage would deliver a current copy of the source code for RightPath(TM), as well the source code to any existing Update to RightPath(TM). The parties shall execute the standard form escrow agreement from such escrow agent, provided that such agreement provides (a) the costs of the agent's escrow services shall be shared equally; and (b) in the event of CareAdvantage's bankruptcy, insolvency or similar event, the escrow agent shall deliver the source code to Blue Cross in the event the Agreement is still in force; or in the event the Agreement has terminated and Blue Cross has elected to extend the License in accordance with Section 2 of this Attachment.

                                                                 ATTACHMENT II-B


             DATA HOSTING, DATA ADMINISTRATION SERVICES AND TRAINING



1. Generally. During the term of the Agreement, and in the event the Agreement has terminated and Blue Cross has elected to extend the License in accordance with Section 2 of Attachment II-A, during the term of such License extension, at no additional charge except to the extent provided herein, CareAdvantage shall permit Blue Cross to maintain data generated in connection with its use of RightPath(TM) ("RightPath(TM) Data") on CareAdvantage's Computer Servers (as defined herein), shall provide Blue Cross with Data Administration Services, and shall provide Blue Cross with Training (as defined herein), all as more fully set forth in this Attachment II-B.

2.  Data  Hosting.   CareAdvantage  shall  maintain  the   RightPath(TM)Data  on
CareAdvantage's Computer Servers at its offices in Iselin, New Jersey. A description of the Computer Servers is as follows:

         a.   Hardware:
              --------

              IBM xSeries 340(R) (internet application server)
              IBM Netfinity 6000R(R) (database server)
              Cisco Pix 506 Firewall
              Cisco Pix 525 Firewall

         b.   Software:
              ---------

              Microsoft Internet Information Server 4.0
              Microsoft Transaction Server
              Microsoft SQL Server 7

3. Data Administration Services. CareAdvantage shall provide Blue Cross with the following Data Administration Services:

         a. System Availability. CareAdvantage shall maintain the Computer Servers so that they are available at all times except 12:00 AM - 4:00AM Eastern Standard Time ("EST") Monday through Saturday and 12:00 AM - 8:00AM EST Sunday.

         b. Technical Support. CareAdvantage shall provide Blue Cross with toll-free telephone support for real- time response for technical problems from 7:00 AM - 7:00 PM EST, Monday through Friday, except on national holidays observed by CareAdvantage. In so doing, it shall provide the following response times:

                    Priority 1: 1/2 hour - Substantially prevents routine production tasks from being performed. Reproducible problems only.

                    Priority  2: 2  hours  -  Substantially  impacts  production
                    tasks,  however  workarounds  are  available.   Reproducible
                    problems only.

                    Priority 3: 24 hours - Minor impact on production tasks, with easily employed workarounds. Reproducible problems only.

         c. Report Production. CareAdvantage shall provide Blue Cross with regular periodic reports to be mutually agreed as to content and frequency

         d. Data Base Maintenance. CareAdvantage shall adhere to a regular schedule to maintain and support the Internet and database servers, as well as the Microsoft SQL Server 7 relation database management system.

System and database, upgrades, maintenance and performing tuning shall be performed as required. Blue Cross shall be given adequate notice before any work is performed. CareAdvantage shall use it best effort to perform such work at the convenience of Blue Cross. However, there may be times when "emergency" tasks need to be performed that may interfere with Blue Cross work schedule. If such an event occurs, CareAdvantage shall work with Blue Cross to minimize any adverse impact.

         e. Back-up and Recovery. CareAdvantage shall backup RightPath(TM) Data daily using Breecehill DLT 7000 Dual Tape Library (backup device) and Legato Networker for NT, Business Suite Module for Microsoft SQL Server (backup software). CareAdvantage shall store daily the back-up tapes off-site at Archive Systems, Inc.

CareAdvantage has contracted with Sungard Business Continuity Services to provide disaster recovery services

         f. Security. CareAdvantage shall provide the following with respect to security:

               i. Hardware. CareAdvantage shall provide hardware security as follows:

                           A. All hardware is maintained within a sealed computer room with its own temperature control system, backed up by a stand alone air conditioning unit in case of temperature control system failure. The temperature control system and air conditioning derive their power from separate power lines.

                           B. Access to CareAdvantage's premises is under swipe card control; access to the computer room is under double swipe card control. (After-hours access is under triple swipe card control.) A security administrator controls both types of access.

                ii. Software. Blue Cross shall control user access to the RightPath(TM)system through its assignment of passwords.

                iii. Data Encryption. All transactions between Blue Cross and CareAdvantage shall be encrypted as follows:

                           A. Data will be tunneled through a Virtual Private
                              Network connection using a Cisco Pix 506 Firewall at Blue Cross and a Cisco Pix 525 Firewall at CareAdvantage; and
                           B. IPSec tunneling using 3DES - 168 bit  encryption
                              level.


4.       Training.

                    a. Training the Trainers. CareAdvantage shall provide three persons designated by Blue Cross ("Key Persons") (1) with training in the principles underlying RightPath(TM) (i.e., the "Omaha System") for two days per week for two weeks at Blue Cross's offices; and (2) with on-line training in RightPath(TM) for two days per week for two weeks at CareAdvantage's New Jersey offices. Thereafter, the Key Persons, with the assistance of CareAdvantage and appropriate Blue Cross staff, shall develop work processes for Blue Cross's use of RightPath(TM).

                    b. Initial Training. Once the work process have been determined, CareAdvantage shall provide case managers in Blue Cross's Collaborative Care Unit and Blue Cross's Medicare Unit (approximately 40 persons) with four days of training in the use of RightPath(TM) (including work processes) at Blue Cross's offices.

                    c. Subsequent Training. After CareAdvantage provides the initial training in accordance with Subsection b of this Section, the Key Persons shall be responsible for training new Blue Cross case managers or others. CareAdvantage shall provide incidental assistance in such training at no additional charge. In the event, however, that Blue Cross desires CareAdvantage to provide additional training for such persons, CareAdvantage agrees to do so at its usual and customary charge to other clients for such additional training.

                    d. Miscellaneous. All training shall be scheduled for mutually convenient times; Blue Cross shall be responsible for the travel and lodging expenses of its employees during training at CareAdvantage's New Jersey headquarters.

5.       Certain Blue Cross Obligations.

                    a. Communications. Blue Cross shall access CareAdvantage's Computer Servers via the internet and shall ensure that it provides at its sole expense sufficient band width to support the traffic between its offices and CareAdvantage's Computer Servers. At Blue Cross's option and sole expense, CareAdvantage agrees to cooperate with Blue Cross in providing alternative communications links.

                    b. Desktops. Blue Cross shall ensure that desktop computers running RightPath(TM)meet the following minimum requirements:

              PC with a Pentium 133Mhz Processor or Greater
              Operating System :
                  Windows 95/98/ME
                  Windows NT v4.0 (Service Pack 5+), Windows 2000
              RAM :
                  32 MB - Windows 95/98/ME
                  64 MB - Windows NT v4.0 (Service Pack 5+), Windows 2000
                  Disk Space - 25MB Total
                  Screen Resolution - 800x600
                  LAN Based Connectivity with appropriate security measures as
                  tested  and   mutually   agreed   upon  by  Blue  Cross  and
                  CareAdvantage

                    c. Backup. Blue Cross is responsible for maintaining an adequate backup of all desktop software, including the RightPath(TM)directory, executable and supporting files.

6. Additional Services; Additional Compensation. CareAdvantage will provide Blue Cross with such additional services as the parties may agree (including, but not limited to report production in excess of that provided by Section 3c) in exchange for such additional compensation (and payment of expenses) as the parties may agree.

                                                                  Attachment III

                                  COMPENSATION



In consideration for the services provided by CareAdvantage to Blue Cross and for the use of CareAdvantage's intellectual property, Blue Cross shall pay CareAdvantage as compensation the Monthly Service Fees and the Performance Service Fees in Accordance with this Attachment III.

1.   Monthly Service Fees


         (a) Generally. For each month during the term of this Agreement, Blue Cross shall pay CareAdvantage the following Monthly Service Fees:

              (i)For months occurring in 2000, $130,583.33;

              (ii)For months occurring in 2001, $148,083.33; and

              (iii)For months occurring in 2002, $148,166.67.

         (b)Years After 2002. Monthly Service Fees for contract years occurring after 2002 shall be mutually agreed upon by April 30th of the preceding year. In the event the parties fail to agree on Monthly Service Fees for any contract year, then either party may terminate this Agreement in accordance with Section 5 of this Attachment III.

         (c)Payment. The Monthly Service Fee for a month shall be paid on or before the tenth (10th) working day following the close of the month.

2.   Performance Service Fees

         (a) Generally. For years 2000, 2001 and 2002, in addition to the amounts provided by Section 1 of this Attachment, Blue Cross shall pay
CareAdvantage as Performance Service Fees the sum of the Incentive Payments corresponding to the Performance Goals in accordance with this section.

         (b) CY 2000. Performance Service Fees for 2000 shall be determined in accordance with the following:

              (i) For the period January 1, 2000 to August 31, 2000, Blue Cross shall pay CareAdvantage a Performance Service Fee in the amount of $94,000, which amount has previously been paid; and

              (ii) For the period September 1, 2000 to December 31, 2000, Blue Cross shall pay Care- Advantage a Performance Service Fees in accordance with subclauses (A) and (B):

                   (A) For attaining the requirements in the Strategic Plan as determined by Blue Cross in its reasonable judgment as follows:

                     Performance Goals                  Incentive Payments
                     -----------------                  ------------------

                     Case Management                         $23,000
                     Utilization Management                  $17,500
                     Network Management                      $ 7,000
                     Corporate Compliance                    $ 7,500

                   (B) Performance in accordance with the following schedule:

                     Performance Goals                  Incentive Payments
                     -----------------                  ------------------

              BlueCHiP for Medicare
              ---------------------

                     Days/1000        (baseline = 1600)


                            1600 - 5% (80.0) = 1520              $55,000
                            1600 - 3% (49.8) = 1550              $25,000
                            1600 - 2% (32.0) = 1568              $12,500

                     Admits/1000      (baseline = 271.9)


                            271.9 - 5% (13.6) = 258.3            $20,000
                            271.9 - 3% (8.18) = 263.7            $17,500
                            271.9 - 2% (5.44) = 266.5            $10,000


                     SNF Days/1000    (baseline = 1090)


                            1090 - 5% (54.5) = 1035.5            $27,500
                            1090 - 3% (32.7) = 1057.3            $17,500
                            1090 - 2% (21.8) = 1068.2            $10,000


              BlueCHiP Commercial
              -------------------

                     Days/1000        (baseline = 183.6)


                            183.6 - 5% (9.2) = 174.4             $45,000
                            183.6 - 3% (5.5) = 178.0             $35,000
                            183.6 - 2% (3.7) = 180.0             $20,000


              HealthMate Coast to Coast
              -------------------------

                     Days/1000        (baseline = 183.9)


                            183.9 - 5% (9.2) = 174.7             $55,000
                            183.9 - 3% (5.5) = 178.4             $42,500
                            183.9  - 2% (3.7) = 180.2            $30,000

         (c) CY 2001. Performance Service Fees for 2001 shall be determined in accordance with the clauses (i) and (ii):

              (i) Blue Cross shall pay CareAdvantage a Performance Service Fee of $67,500 for successful implementation of the Strategic Plan (as approved by EAC) as determined by Blue Cross in its reasonable judgment; and

              (ii) Blue Cross shall pay CareAdvantage Performance Service Fees for performance in accordance with the following schedule:

                     Performance Goals                  Incentive Payments
                     -----------------                  ------------------

              BlueCHiP for Medicare
              ---------------------

                     Days/1000 (baseline = 1600)


                            1600 - 7.5% = 1480                   $166,500
                            1600 - 5.0% = 1520                   $138,000
                            1600 - 2.5% = 1560                   $ 63,000


                     Admits/1000 (baseline = 282)


                           282 - 7.5% = 261                      $ 85,500
                           282 - 5.0% = 268                      $ 68,400
                           282 - 2.5% = 275                      $ 36,000


                     SNF Days/1000 (baseline = 1050)


                           1050 - 7.5% =   971                   $ 85,500
                           1050 - 5.0% =   997                   $ 68,400
                           1050 - 2.5% = 1024                    $ 36,000


              BlueCHiP Commercial
              -------------------

                     Days/1000 (baseline = 174)


                           174 - 7.5% = 161                      $103,500
                           174 - 5.0% = 165                      $ 76,140
                           174 - 2.5% = 170                      $ 40,500


              HealthMate Coast to Coast
              -------------------------

                     Days/1000 (baseline = 175)


                           175 - 7.5% = 162                      $166,500
                           175 - 5.0% = 166                      $138,500
                           175 - 2.5% = 171                      $ 63,000


         (d) CY 2002. Performance Service Fees for 2002 shall be determined in accordance with the clauses (i) and (ii):

              (i) Blue Cross shall pay CareAdvantage a Performance Service Fee of $78,000 for successful implementation of the Strategic Plan (as approved by EAC) as determined by Blue Cross in its reasonable judgment; and

              (ii) Blue Cross shall pay CareAdvantage Performance Service Fees for performance in accordance with the following schedule:

                     Performance Goals                  Incentive Payments
                     -----------------                  ------------------


              BlueCHiP for Medicare

                     Days/1000        (baseline = 1520)


                           1520 - 4% = 1459                          $180,700
                           1520 - 3% = 1474                          $138,500
                           1520 - 2% = 1489                          $ 63,000


                     Admits/1000      (baseline = 268)


                           268 - 4% = 257                            $101,200
                           268 - 3% = 260                            $ 68,400
                           268 - 2% = 263                            $ 37,000


                     SNF Days/1000    (baseline = 997)


                           997 - 4% =  957                         $101,700
                           997 - 3% =  968                         $ 68,400
                           977 - 2% =  977                         $ 37,000


              BlueCHiP Commercial

                     Days/1000        (baseline = 165)


                           165 - 4% = 158                            $117,700
                           165 - 3% = 160                            $ 76,140
                           165 - 2% = 162                            $ 40,500

              HealthMate Coast to Coast

                     Days/1000        (baseline = 166)


                           166 - 4% =  159                           $180,700
                           166 - 3% =  161                           $138,500
                           166 - 2% =  163                           $ 63,000


         (e) Measurement of Performance Standards

              (i)   Days/1000   shall  be  defined  as  medical,   surgical  and
rehabilitation days and shall exclude maternity, mental health and substance abuse days.

              (ii) Determination of whether a Performance Goal was achieved for a year shall be made by April 30 of the following year and shall be based on an analysis of Loran data for the Appropriate Period, paid through March 31 of such following year, using programs designed by the Quantitative Measurement and Monitoring Department of Blue Cross & Blue Shield of Rhode Island. "Appropriate Period" shall mean for 2000, data incurred from September 1, 2000, through December 31, 2000; and for each of 2001 and 2002, data incurred from January 1 through December 31 of each such year.

         (f) Minimum Performance Standard. "Minimum Performance Standard" (for purposes of Section 1(b)(i)(F) of this Agreement) for each year of the term of this Agreement shall mean CareAdvantage's achieving for such year the highest level of performance for three (3) of the five (5) Performance Goals and the second highest level for the remaining two (2) Performance Goals.

         (g) Integral Nature of Performance Service Fees.

              (i)  Blue  Cross  acknowledges  that  the  opportunities  to  earn
Performance Service Fees are an integral part of CareAdvantage's overall compensation, without which CareAdvantage would be unwilling to provide its services hereunder. Blue Cross further acknowledges that CareAdvantage's ability to attain the Performance Goals and hence earn the Performance Service Fees is dependent upon Blue Cross's cooperation as set forth in Section 6 of this Attachment III.

              (ii) Each month CareAdvantage shall provide Blue Cross with a statement in writing indicating whether for such month in CareAdvantage's good faith judgment Blue Cross has taken all actions in accordance with Section 6 of this Appendix III, and if not, specifying the particulars in which CareAdvantage maintains that Blue Cross has failed to take all such actions. In the event that CareAdvantage maintains that Blue Cross has not taken all such actions, within one week of CareAdvantage's delivery of the statement required by this subsection, CareAdvantage's Chief Operating Officer or his designee shall meet with BCBSRI's Vice President, Coordinated Care, or his designee, to negotiate in good faith (A) whether Blue Cross has taken all such actions, (B) if not, the extent to which such failure impeded CareAdvantage's ability to attain any Performance Goal, and (C) an adjustment of any such Performance Goal (or such other mutually agreeable action) to hold CareAdvantage harmless from such failure.

              (iii) In the event the parties are unable to reach agreement in accordance with Subsection (ii) of this Section 2(g), to the extent that Blue Cross failed to comply with any of the items set forth in Section 6 of this Attachment III and such failure caused CareAdvantage to fail to attain to any extent a Performance Goal, then CareAdvantage shall be deemed to have attained such Performance Goal to the extent that Blue Cross's failure impeded it, as determined by a final nonappealable judgment of a court of competent jurisdiction. In the event the parties are unable to agree upon Blue Cross's performance of its obligations under Section 6 of this Appendix III and such disagreement shall persist despite good faith efforts at resolution, either party may terminate this Agreement upon one hundred eighty (180) days' prior written notice (without prejudice to any rights accrued prior to the date of termination).

3.       Bonus Pool.

         (a) Generally. For years 2000, 2001 and 2002, in addition to the amounts provided by Sections 1 and 2 of this Attachment, Blue Cross shall pay CareAdvantage Incentive Payments in accordance with this section. Determination of whether an Incentive Payment was earned for a calendar year shall be based on analysis of claims data from January 1st through December 31st of such year, paid through March 31st of the following year, with the application of a completion factor determined in good faith by the Statistical, Actuarial and Underwriting Division of Blue Cross. The claims data shall exclude outpatient prescription drugs.

         (b) CY 2000. $225,000 in the event CareAdvantage achieves the highest level in four (4) out of the five (5) Performance Goals for such year as set forth in Section 2(b)(ii)(B)of this Attachment.

         (c)      CY 2001 to 2002
                  ---------------



                                                                 2001                                      2002
                                                                 ----                                      ----

                                                                              Incentive                             Incentive
                                                  Savings        PMPM          Payment      Savings       PMPM       Payment
                                                  -------        ----          -------      -------       ----       -------


BlueCHiP for Medicare
                                                     12%         $341        $200,000          12%         $300      360,000
                          Starting Point*  $388      11%         $345        $150,000          11%         $303      225,000
                                                     10%         $349         $75,000          10%         $307      100,000
BlueCHiP Commercial
                                                     12%          $84        $150,000          12%          $74     $130,000
                          Starting Point*   $95      11%          $85        $100,000          11%          $75      $80,000
                                                     10%          $86         $50,000          10%          $76      $40,000
HealthMate C2C
                                                     12%          $91        $300,000          12%          $80     $280,000
                          Starting Point*  $103      11%          $92        $175,000          11%          $81     $175,000
                                                     10%          $93         $75,000          10%          $82      $75,000




                                                  * Starting point pmpm




4.       Offsets

         (a) Blue Cross shall be entitled to a deduction from the compensation otherwise payable under this Agreement in an amount equal to Two Hundred ($200) Dollars per month times the number of full time equivalent CareAdvantage physicians with whom Blue Cross has contracted for each such month, which deductions shall reflect direct payment from Blue Cross to such physicians.

         (b) Blue Cross shall also be entitled to a deduction from compensation payable under this Agreement in an amount equal to the cost of all physician consultant services provided by CareAdvantage physicians (other than the CareAdvantage Associate Medical Directors) necessary to provide managed care services under this Agreement, including reviews of physical therapy, occupational therapy, speech/hearing and chiropractic services, alternative medicine services, credentialing, and on-call replacement physician consultants with whom Blue Cross has contracted individually.

5.       Termination

         Unless notice of termination of this Agreement has been given by one party to the other, the parties shall use their best efforts to establish Monthly Service Fees and Performance Goals and Incentive Payments for 2003 by
January 1, 2002, and for each year subsequent to 2003 that this Agreement remains in effect by January 1 of the preceding year. In the event the parties fail to agree on Monthly Service Fees or Performance Standards or Incentive Payments for 2003 or any subsequent year by April 30 of the preceding year, then notwithstanding any other provision of this Agreement, either party may terminate this Agreement on one hundred eighty (180) days' prior written notice to the other.

6.       Dependencies

Solely for purposes of this Attachment III, Blue Cross agrees that it shall take the following actions:

(a) Meet its obligations as outlined in the Strategic Plan (as approved by EAC) for years 2001 and beyond (including, but not limited to (i) establishment and revision of episodic case management and disease management programs; and (ii) establishment of review procedures for acute rehab and transitional facility utilization).

(b) Be responsive as outlined in this Section to CareAdvantage's concerns regarding the performance and management of the utilization management staff, as follows: In the event that CareAdvantage identifies a performance issue regarding an individual, CareAdvantage will immediately relay the performance issue and the measurable impact on achieving the target performance to the individual's supervisor, the Director of Medical Management and the training department with appropriate recommendations for a corrective action.

     If Blue Cross agrees that there is a performance issue with a measurable impact on CareAdvantage's ability to meet the performance goals, the individual shall be subject to an intense evaluation process for a minimum of five (5) business days to a maximum of ten (10) business days. During this process, extensive mentoring, education and monitoring will be provided by Blue Cross. If after at least 5 business days, CareAdvantage determines that (i) the individual does not or will not meet the necessary requirements for improvement, CareAdvantage will make a recommendation to Blue Cross to reassign the individual within the next five (5) business days, or (ii) the performance of the individual may be satisfactory,
     CareAdvantage, the training department of Blue Cross and the immediate supervisor will draft a new performance improvement plan for the individual.

(c) Provide CareAdvantage with the opportunity to provide prior comment upon matters that may affect CareAdvantage's performance and responsibilities regarding provider contracting (including but not limited to contract terms with hospitals and providers), performance and training issues.

(d) Provide CareAdvantage with the opportunity (subject to confidentiality considerations regarding attorney-client privilege and arising out of non-disclosure agreements with third parties) to actively participate in all administrative meetings that may affect medical management (including but not limited to Specialty Advisory Committees ("SACS") and Medical Directors).

(e) Provide CareAdvantage with the opportunity to actively participate in all initiatives that affect medical management that involve other departments such as Quality Management Operations.

(f) Provide CareAdvantage with the opportunity to actively participate in the establishment and revision as necessary, of the utilization review processes, including episodic case management and disease management programs (including the use and selection of outside vendors).

(g) Provide CareAdvantage with the opportunity to actively participate in the implementation, management and oversight of the hospitalist programs.

(h) Provide CareAdvantage with the opportunity to actively participate in the establishment, oversight and management of a review process for acute rehab and transitional facility utilization (i.e., SNF).

(i) Implement and integrate RightPath(TM) and Loran systems and provide dedicated resources for implementation and maintenance in accordance with mutually agreed business needs.

(j) Provide CareAdvantage with access to all reports set forth in Section 7 of this Attachment III by the due dates set forth therein.

         Nothing in this Section 6 shall in any way be construed to limit Blue Cross's final authority, subject to any rights CareAdvantage may have under
Section 5 of the Agreement.

7.       Reports



            Name                       Focus                 Data Elements                              Responsibility
            ----                       -----                 -------------                              --------------

Weekly
** notes that these reports     a.h. notes ad hoc
will become a monthly           reports will be
cumulative report.              pulled as needed

o **Medical Advisor             Managed rate =           By medical advisor team and by individual MA    CAI
  referred, managed             category of well         on monthly for performance                      Report can be pulled
  report                        managed health           o By request/service                            from Loran
                                  plan                   o By product
                                                         o Decision
                                                         o Event type
                                                         o Member ID
                                                         o Diagnosis & procedure
                                                         o Event service
                                                         o Priority

o Nurse review, managed         Referral rate            By case manager facility                        CAI
  and referred rate             affects the ability      o Cases approved                                Report can be pulled
                                to effectively           o Cases referred                                from Loran
                                manage days &
                                admits


o    Hospital census as       o    Analysis for          o  Run by facility & product                    CAI
     needed: weekly, bi-           downgrades,           o  Member Name                                  Report can be pulled
     weekly. Minimum               readmissions          o  Member ID #                                  from Loran
     of                            and ER to pre-        o  Attending Physician
     Weekly for                    cert                  o  PCP (if different)
     the high                      admissions.           o  Primary diagnosis code and narrative
     volume facilities.       o    Identifies            o  Secondary diagnosis code only
                                   priority for          o  Admission date
                                   discharge             o  Discharge date
                                   planning,             o  Anticipate discharge date
                              o    provides an           o  Use of nurse comments and nurse
                                   excellent                recommendation field
                                   performance
                                   management
                                   tool for onsite
                                   review.



o SNF census                  Weekly                   o    By Product                                      CAI
                              for the high             o    By facility                                     Report can be pulled
                              volume facilities.       o    By level of care                                from Loran.
                              Analysis for             o    Member name, ID
                              downgrades,              o    Diagnosis (narrative)
                              readmissions and         o    GLOS
                              ALOS.                    o    Admit date
                                                       o    Review type
                                                       o    Service
                                                       o    Attending MD
                                                       o    Approved days
                                                       o    Requested days

o Weighted days/1000          CAI                      o    By product                                      CAI
  (part of the CAI            performance and          o    Actual days/1000                                Report can be run from
  performance report)         impact on peer to        o    Weighted days/1000                              Loran
                              peer as well as          o    Days
                              cumulative               o    Admits
                              contract                 o    SNF admits/1000 Medicare + Choice
                              information              o    SNF days/1000 Medicare + Choice

o    Appeals report           Review of                o    By product                                      CAI
     (part of the CAI         number, type,            o    By event type; (Inpatient (LOC) CM, AMB)        Report can be run from
     performance              specialty, and           o    Member name                                     Loran
     report)                  upheld %.                o    Member ID
                                                       o    Coverage
                                                       o    Notification ID
                                                       o    Review type
                                                       o    Total days :approved and not approved
                                                       o    Services
                                                       o    Admit/discharge date
                                                       o    Diagnosis
                                                       o    LOC

o    (a.h.) Medical           o    Review of           o    By Medical Advisor                              CAI
     Advisor Activity              physician           o    By product                                      Report can be run from
     report                        performance         o    Appeals                                         Loran
                              o    Percentage of       o    By level
                                   reviewed/mana       o    Upheld
                                   ged cases.          o    Diverted
                                                       o    Denied
                                                       o    Not covered
                                                       o    Canceled
                                                       o    overturned


o    Monthly
     -------
** notes that these
reports will become a l
cumulative part of the
report.
Hospital Census
Days/1000
SNF Census
Medical Advisor activity
Nurse referral rate



o    1-2, > 7 day report      Identifies               As noted in the Hospital census above.              CAI
                              days that may            These are two separate reports that will need       Report can be pulled from
                              have been                to be run.                                          Loran
                              appropriate for
                              alternate settings
                              of care as well as
                              UM performance.

o    Days/1000 by             Provides                 o    By product also by risk group                   QMM will run
     product (Acute           target                   o    Days,                                           this report
     hospital and SNF)        performance              o    Percent of change from last month
                                                       o    Reference to targets/goals
                                                       o    Graph demonstrating 12 month trend


o    Admits/1000 by           Assists in               o    By product also by risk group                   QMM is
     product (Acute           identifying target       o    Days,                                           responsible for this
     hospital and SNF)        performance and          o    Percent of change from last month               report.  They will add
o    ** SNF admits is a       ratio of admits to       o    Reference to targets/goals                      weighted days as a
     new addition to the      LOS                      o    Graph demonstrating 12 month trend              comparison line on this
     report.                                                                                                report. Focus is on
                                                                                                            M+C, SNF for M+C,
                                                                                                            CHiP, Healthmate 2000

o    **Average LOS            Assists in               o    By product also by risk group                   QMM will run this
     (Acute hospital and      identifying areas        o    Days,                                           report. All products
     SNF)                     of concern and           o    Percent of change from last month               are done, target
o    SNF ALOS is new to       outliers.                o    Reference to targets/goals                      performance is on
     this report                                       o    Graph demonstrating 12 month trend              M+C., CHiP,
                                                                                                            Healthmate



o    Administrative           Identifies               o    Product type                                    CAI
     Approval ( for           areas of plan            o    Admission type                                  Report can be pulled
     Acute hospital and       override of              o    Patient name and Id Number                      from Loran
     SNF)                     standard                 o    Start and end Date
                              interpretations of       o    Setting
                              LOC.  These              o    LOC
                              should be                o    Service
                              deducted from            o    Total number of days
                              target
                              performance.

Quarterly

o    Frequent utilization     Identifies               o    By facility                                     QMM will
     report                   members with             o    By product                                      provide this report
     o    ER                  frequent utilization     o    Group member
     o    Inpatient           of ER, inpatient         o    Member ID
     o    combination         admissions or any        o    Member name
                              combination of           o    DOS
                              these who might          o    Diagnosis
                              benefit from a           o    Admission (needs to be added)
                              CM/DM program.

o    Focus in/Focus out       Identifies               o    By product:  Medicare + Choice, CHiP            QMM will
     report by product        priorities in UM              - HM2000                                        provide this report.
     and facility             review process for       o    Medicare DRG code
                              onsite, facility and     o    Medicare DRG description
                              MA.                      o    Days
                                                       o    Cases
                                                       o    Median LOS
                                                       o    Average LOS
                                                       o    Liability per day
                                                       o    Savings
                                                       o    Variation



o    CHiP Management          Identifies               o    By facility                                     QMM will
     Report (includes         highest diagnoses        o    By product                                      provide the report.
     several key focus        by facility and          o    Admissions by diagnosis (CHF,
     areas: Dx, $             product to                    Diabetes, COPD, HTN, etc.)
     amount.                  individualize the        o    Member name
                              review process as        o    Member ID #
                              well as contract         o    $ spent
                              issues.                  o    acutal LOS
                                                       o    comparison to other facilities or
                                                            benchmarks



o    Top inpatient            Identifies               o    By product   Medicare + Choice, CHiP            QMM will
     diagnosis (part of       the top diagnoses             - HM2000                                        provide the report.
     the management           by facility to           o    Members
     report)                  individualize the        o    Treatment type summary
                              review .                 o    Treatment type summary by facility
                                                       o    Cost / patient  by specialty - volume and
                                                            cost
                                                       o    High volume specialty
                                                       o    Total admissions
                                                       o    Inpatient/outpatient (AMB) service
                                                       o    By product - top inpatient
                                                            surgical procedure        -top AMB
                                                            surgical procedure
                                                       o    top diagnosis AMB
                                                       o    top diagnosis inpt.

o    Opportunity Days.        Identifies/confirms      o    By product   Medicare + Choice, CHiP            QMM will
  o  By facility, product     areas of priorities           - HM2000                                        provide the  report.
  o  By disease specific      and/or                   o    Age bracket
  o  Potential savings        opportunities and        o    Sex
     summary                  where focus              o    # of cases
                              should be for            o    % of population
                              product type as          o    Increase or decrease in current or
                              well as disease               existing membership
                              specific                 o    Flag for increase in % of 3% or more in
                              management.                   an age bracket
                              Potential savings        o    Add premium choice to Medicare +
                              are identified as             Choice membership breakdown
                              well.

o    Membership               Provides                 o    By product   Medicare + Choice ,CHiP           QMM will
     Age/Sex reports for      early identification          - HM2000                                       provide the report. The
     the M+ C product         of the member            o    Drill down to                                  three facets have been
     (others can be run       population,              o    -inpatient pm/pm                               incorporated into one
     semi-annually)                                    o    outpatient pm/pm                               report.  (Includes the
                                                       o    pharmacy pm/pm                                 Maryland 10
                                                       o    Run by total pm/pm and disease                 benchmark potential
                                                            category pm/pm                                 savings summary by
                                                                                                           DRG)

o    Membership age           Provides                 As indicated by HEDIS guidelines                    QMM will report,
     bracket and              a complete               and mandate                                         question is where all of
     premium chosen to        analysis of the                                                              the information comes
     for M+C product          utilization and                                                              from, several sources
                              health status of                                                             and needs.
                              the individual
                              choosing a
                              specific premium



o    High  utilization by     Identifies               As indicated by specific need for report and         QMM will
     product, diagnosis,      the high areas of        in agreement with QMM                                provide this report.
     (will evaluate if        need for members
     CHiP management          and costs for the
     report can fulfill this  plan. Used for
     need                     forecasting and
                              preventative
                              measures.

o    Service utilization      Identifies               o    Member                                          QMM will
     report                   what specialties         o    Name                                            provide the report.
                              represent the            o    Birth date
                              highest utilization      o    ER Visits
                              costs, frequency
                              and patient panel.

o    (a.h.)Professional       Provides                 o    TBD, QMM will adjust current models to          QMM provides
     provider summary         specific                      accommodate the reason for the                  this report.
                              information                   request.
                              regarding outliers
                              for inpatient,
                              outpatient,
                              specialty and
                              pharmacy
                              utilization.

Semi-annually

o    Utilization Costs for    Demonstrates the         o    TBD                                             QMM will run
     disease specific         cost of managing         o    Basics will include                             the report, requests
     programs.                a member with a          o    Member name, ID                                 will be submitted 30-60
                              specific diagnosis       o    Attending/PCP                                   days prior to need.
                              and subsequent           o    Diagnosis
                              costs after the          o    ER, Inpatient Outpatient services
                              program has been         o    $ amounts
                              in effect.               o    High utilizers both provider and member
                                                            will be identified

o    Cost pm/pm for           Identifies               o    By product                                      QMM  will
     admits, days,            total medical loss       o    By facility                                     produce this report, It
     disease category.        ratio for members        o    For admission/days                              is based on claims data.
                              by disease for           o    Disease category
                              utilization for
                              days, admits. Etc..

o    Membership by age        Identifies               o    Age categories                                  QMM to
     bracket, utilization     areas of                 o    By product type                                 provide the report.
     and cost for             opportunity for          o    Utilization pm/pm for each
     commercial               UM, CM, DM.              o    By premium choice for M+C
     products.                High risk
                              populations are
                              identified.


Annually

o    Hedis report             Identifies               o                                                    QMM will
                              areas of                                                                      provide this report.
                              concentration for
                              the Plan as well as
                              proficiency in
                              meeting the
                              requirements.

                           [CareAdvantage Letterhead]


                              As of January 1, 2000


Blue Cross & Blue Shield
         of Rhode Island
444 Westminster Street
Providence, Rhode Island  02903


Dear __________:


         This Letter Agreement is intended to supplement the Agreement dated as of today between our companies that is being executed contemporaneously with this Letter Agreement. Unless otherwise defined herein, capitalized terms used in this Letter Agreement shall have the same meaning as in the Agreement.

         In addition to the staffing required by Section 2 of the Agreement, during the term of the Agreement CareAdvantage shall provide six-tenths of one (0.6) additional medical management physician full-time equivalent and one additional administrative assistant.

         In addition to the compensation provided by Section 4 of the Agreement, during 2000 Blue Cross shall pay to CareAdvantage $16,500 per month ("Additional Fee"). In the event that this Agreement remains in effect for years after 2000, Blue Cross shall pay CareAdvantage an Additional Fee for each such year in an amount that bears the same percentage to the Additional Fee for the prior year, as the Medical Care Services component of the Consumer Price Index-All Urban Consumers ("Index") as of the first day of such year after 2000 bears to the Index as of the first day of such prior year. The Additional Fee shall be paid in equal monthly installments on or before the tenth (10th) working day following the close of each month.

         This Letter Agreement shall remain in effect so long as the Agreement remains in effect; provided, however, that either party may terminate this Agreement on sixty (60) days' prior written notice to the other.

                                   Sincerely,



Agreed to:


Blue Cross & Blue Shield
    of Rhode Island

By: _____________________
Its: ____________________